ADDITION OF THE
                           LKCM AQUINAS SMALL CAP FUND
                             LKCM AQUINAS VALUE FUND
                            LKCM AQUINAS GROWTH FUND
                         LKCM AQUINAS FIXED INCOME FUND
                                     TO THE
                          CUSTODIAN SERVICING AGREEMENT
                                     Between
                                   LKCM FUNDS
                                       And
                                 U.S. BANK, N.A.
                       Which is dated as of July 10, 1997


WHEREAS, the above parties have entered into a Custodian Servicing Agreement (the "Agreement") whereby U.S. Bank, N.A. has agreed to provide custody services to LKCM Funds (the "Trust"); and

WHEREAS, the parties would like to add the LKCM Aquinas Small Cap Fund, the LKCM Aquinas Value Fund, the LKCM Aquinas Growth Fund and the LKCM Aquinas Fixed Income Fund, collectively the Funds, to the Agreement;

NOW THEREFORE, the Trust and U.S. Bank, N.A. agree to add the Funds to the agreement and compensation for the addition of the Funds will be determined in accordance with the Fee Schedule attached hereto in Exhibit B.

Dated this __ day of July, 2005

LKCM FUNDS                                    U.S. BANK, N.A.

BY: _______________________                   BY: __________________________